Exhibit 99.1

Xenith Bankshares, Inc. Announces Completion of

Colonial Virginia Bank Acquisition

Richmond, Va., July 1, 2014 – Xenith Bankshares, Inc. (NASDAQ:XBKS), parent company of Xenith Bank, today announced the completion of its acquisition of Colonial Virginia Bank (“CVB”), whereby CVB was merged with and into Xenith Bank. Xenith Bank will continue to operate CVB’s two full-service banking offices in Gloucester, Virginia, and one loan production office in Yorktown, Virginia. Today, all CVB customers become customers of Xenith Bank; however, the CVB branches will continue to operate under the name Colonial Virginia Bank for an undetermined period of time.

Under the terms of the merger agreement, CVB shareholders received 2.65 shares of Xenith Bankshares’ common stock for each share of CVB common stock that they own.

“We are pleased to grow and expand our competitive position in the Greater Hampton Roads, Virginia region, which is one of our target markets,” said T. Gaylon Layfield, III, President and Chief Executive Officer of Xenith Bankshares. “We welcome the CVB customers and our new colleagues to Xenith. We are also pleased with the confidence the former CVB shareholders have placed in Xenith. This acquisition enables us to leverage the infrastructure we have developed over the last several years to support a strong Virginia-based regional bank.”

Based on reported amounts as of March 31, 2014, the combined bank would have had approximately $803 million in total assets, $632 million in loans net of allowances for loan and lease losses, and $674 million in deposits and $100 million in total equity capital.

About Xenith Bankshares, Inc.

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of March 31, 2014, the company had total assets of $684 million, loans net of allowances for loan and lease losses of $559 million, total deposits of $570 million and total shareholders’ equity of $89 million. Xenith Bank’s target markets are the Greater Washington, DC, Richmond, VA, and the Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk, and Gloucester, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol “XBKS.”

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/.

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares’ business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares’ public filings with the Securities and Exchange Commission (the “SEC”), including those outlined in Part I, Item 1A, “Risk Factors” of the Annual Report on Form 10-K for the year ended December 31, 2013, and under “Risk Factors” in Xenith Bankshares’ proxy statement/prospectus (Registration No. 333-195108) that was filed with the SEC on April 30, 2014 in connection with the merger of CVB with and into Xenith Bank. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

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Contact:

Thomas W. Osgood

Executive Vice President and

Chief Financial Officer, Chief Administrative Officer and Treasurer

(804)433-2209

tosgood@xenithbank.com